Exhibit 4.(a).2

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of the last signature hereto (the “Effective Date”) by and between Optibase Ltd. having a principal place of business at 7 Shenkar St., Herzelia, Israel and Optibase, Inc. having a principal place of business at 1250 Space Park Way, Mountain View, CA 94043, United States (both jointly and severally “Seller”), and Artel Software, Corp. , a Massachusetts corporation, having a principal place of business at 381 Congress Street, Boston, Mass. 02210, United States (“Buyer”).

        WHEREAS, Seller owns the rights, titles, and interests to the Assigned Properties and Assigned Rights, as defined hereafter, including the operating assets of the Media 100 business.

        WHEREAS, Seller desires to sell and assign to Buyer rights, titles and interests in and to the Assigned Properties and Assigned Rights, as defined hereafter, including the operating assets of Seller’s Media 100 businesses and Buyer desires to purchase and acquire the same in accordance with the terms and conditions of this Agreement.

        NOW THEREFORE, in consideration of the premises and covenants set forth herein, the parties hereby agree as follows:

1. DEFINITIONS

        1.1 “Asset Purchase Agreement” means Asset Purchase Agreement dated March 18, 2004 between Media 100 Inc. and Optibase Ltd attached in part as Exhibit A.

        1.2 “Assigned Properties”means (A) operating assets of Seller’s Media 100 business as related to in PATENT PURCHASE AGREEMENT, currently held by Seller (B) assets and rights acquired and otherwise received by Seller or granted to Seller under Asset Purchase Agreement and which are currently held by Seller (C) assets currently held by Seller and rights developed or created by Seller in connection with operating its Media 100 business and all Intellectual Property Rights relating to any of the foregoing. Notwithstanding the above, Assigned Properties shall not include any or all (i) Rights, Patents and patent applications assigned under the Patent Purchase Agreement as defined in the Patent Purchase Agreement; (ii) Inventory Properties, not detailed in Exhibit K; and (iii) that hardware and Equipment not detailed in Exhibit M (iv) un-assignable Withstanding Agreements.

“Assigned Properties” include without limitation, all of the following which is available to Seller: (i) the Technology, (ii) copies of computer software embodying the Technology, (iii) technical data, drawings, prototypes, engineering files, flow charts, design specifications, inventions (whether or not patentable), discoveries, improvements, trade secrets, know-how, works of authorship, ideas and confidential or proprietary information relating to the Technology; (iv) documentation, manuals, tools, software and other materials owned by Seller and used to develop, enhance, modify, support and maintain the Technology including hardware that is presently utilized in supporting Media 100 products (including the board repair lab); (v) all business information, data, files, training information, supplier information and customer lists and databases relating to the Technology and Seller’s Media 100 business; (vi) all of the goodwill associated with Technology and Seller’s Media 100 business; (vii) all regulatory approvals and licenses associated with Technology and Seller’s Media 100 business; (viii) collateral materials including instruction manuals, packaging, labels, promotional and advertising materials relating to the technology; (ix) all other assets, information, tangible and intangible property, and legal rights relating to Seller’s Media 100 business;

For avoidance of doubt it is made clear that where intellectual property relating to the Assigned Properties and Inventory Properties is placed on general purpose computer hardware which is not the Technology and Inventory Properties, such as servers and other computers of the Seller or on his behalf, only the intellectual property itself, including tangible copies and other manifestations thereof, will be provided and not the general purpose computer hardware.

        1.3 Inventory Properties. means the Sellers inventory detailed in Exhibit K and shall include the related computer software and other related materials, including regulatory approvals and licenses, collateral materials including documentation, manuals, packaging, labels, and promotional and advertising materials, all which is available to Seller.

        1.4 “Assigned Rights” shall mean all Intellectual Property Rights relating to the Assigned Properties, HD Boards, Equipment, and Inventory Properties exclusive of Licensed Rights.

        1.5 “Closing”– shall mean the date herein also regarded to as the Effective Date. Such Closing shall take place on September 30th, 2005, or earlier, as agreed on by the parties.

        1.6 “Cost of Goods” cost of third-party components used in manufacturing Royalty Products.

        1.7 Client –  shall mean those parties which have purchased Media 100 products and/or services and signed with the Seller the Technology Sale and Service Agreements stated in Exhibit J.

        1.8 “Licensed Rights” shall mean all Intellectual Property Rights granted under PATENT PURCHASE AGREEMENT.

        1.9 “Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and patent applications; (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology; (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications; (iv) all industrial designs and any registrations and applications therefor; (v) all trademarks, service marks, logos, trade names, and similar rights; (vi) all databases and data collections (including knowledge databases, customer lists and customer databases); (vii) all rights in software; (viii) rights to Uniform Resource Locators, Web site addresses and domain names; (ix) all other proprietary and intellectual property rights anywhere in the world; and (x) all goodwill associated with any of the foregoing.

        1.10 “Royalty Products” means Media 100 products and related services including those listed on Exhibit C and any or all improvements, modifications, derivatives and enhancements whether or not patentable of the Royalty Products, which do not constitute Substantial Modifications. Royalty Products do not include Substantial Modifications of the products listed on Exhibit C.

        1.11 Substantial Modifications means major new features and/or porting to new platforms (systems and/or hardware).

        1.12 “Liens” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind whatsoever in respect of any asset.

        1.13 “Liability” means any and all debts, liabilities and obligations, whether accrued, unaccrued, fixed, absolute, contingent, matured, unmatured, determined, determinable, including those arising under any law, claim, action, suit, arbitration, inquiry, proceeding or investigation by any Governmental Entity and those arising under any contract or undertaking.

        1.14 “PATENT PURCHASE AGREEMENT” means PATENT PURCHASE AGREEMENT between Acoustic Technology LLC and Optibase Ltd. dated June 16, 2005 attached as Exhibit D

        1.15 “Source Code” means the human-readable form of computer software, together with all documentation and comments relating thereto sufficient for a reasonably skilled computer programmer to understand, use, support and modify such computer software.

        1.16 “Technology” means hardware and software technology described in Exhibit E and all inventions, improvements, derivatives, enhancements and modifications thereof, not including Licensed Rights and any or all properties, assets and rights transferred under the Patent Purchase Agreement and the Withstanding Agreements as detailed in Exhibit N.

        1.16 “HD Boards” means Medial00 HD boards.

        1.17 “Equipment” means hardware and equipment listed in Exhibit M and related computer software and documentation.

        1.18 “Limited Indemnity Threshold” means five hundred and forty thousand dollars ($540,000).

2. SALE, ASSIGNMENT AND TRANSFER AND EXCLUDED LIABILITIES

        2.1 Sale and Assignment. Seller hereby irrevocably sells, assigns, conveys and transfers to Buyer, and its respective successors and assigns, free and clear of any and all Liens, all title and interest anywhere in the world in and to the Assigned Properties, Assigned Rights, HD Boards, Equipment and Inventory Properties and any and all causes of action heretofore accrued in Seller’s favor, whether now known or hereafter to become known, with respect to any of the foregoing. In the event any rights (including, without limitation, moral rights) in the Assigned Properties and Assigned Rights cannot be assigned, Seller and successors hereby waive enforcement anywhere in the world of such rights against Buyer, its distributors, licensees and customers and exclusively licenses such rights (with the right to sublicense and without any limitations) worldwide to Buyer and its respective successors and assigns. Seller expressly agrees that the sale under this Agreement constitutes a complete transfer of all of its rights, title and interest with respect to the Assigned Properties, Assigned Rights, HD Boards, Equipment and Inventory Properties and that Seller reserves no rights to market or otherwise transfer the Assigned Properties, Assigned Rights, HD Boards, Equipment, Inventory Properties and Licensed Rights.

Without limiting anything in this Agreement, Seller grants, assigns and transfers to Buyer and its respective successors and assigns, including any subsequent purchases of Buyer’s Media 100 business assets, all Seller’s rights and licenses to patents and patent applications described and listed in the PATENT PURCHASE AGREEMENT. Without limiting the foregoing, Seller transfers to Buyer as a purchaser of all or substantially all of the operating assets of Seller’s Media 100 business, the license granted to Seller under Section 5.3 (Grant Under Patent Rights) of the PATENT PURCHASE AGREEMENT.

        2.2 Recordation of Assignment. Seller shall simultaneously herewith sign the Copyright Assignment in the form of Exhibit F and Trademark Assignment in the form of Exhibit G.

        2.3 Without limiting anything in this Agreement, in the event Seller is a party to contracts with a third party and rights under such contract are needed in order for Buyer to freely exploit Assigned Properties and use Assigned Rights, Seller assigns all of its rights in such contracts, if any, to Buyer. Seller shall give all such assistance to Buyer as Buyer reasonably requests to enable Buyer to enjoy the benefit of such contracts. If consents to the transfer or assignment of such contracts from third parties are required or in Buyer’s reasonable opinion desirable and such consents have not already been obtained, Seller will use its best efforts to obtain such consents.

        2.4 Without limiting anything in this Agreement, in the event certain Assigned Rights cannot be assigned, Seller hereby grants to Buyer with relation to such rights, a non-exclusive, royalty-free, fully-paid, perpetual and irrevocable, transferable, worldwide license to make, have made, use, reproduce, sell, offer for sale, import, export, modify, make derivative works, perform, display, transmit, distribute, improve, and utilize in any other way any products or services, and to practice any method or process.

        2.5 If any regulatory approval is required, the relevant party shall promptly prepare and file all applications and other documents which may be necessary in order for it to obtain the authorization, approval or consent of any governmental authority, which may be required or advisable by or with respect to this Agreement in connection with the consummation by it of the transactions contemplated by this Agreement and for both Parties to freely exercise their rights set forth in the Agreement. The relevant Party shall use its best efforts to obtain all such authorizations, approvals, licenses and consents.

        2.6 Other then with regards to the Withstanding Agreements detailed in Exhibit N, Seller represents and warrants that no third-party consents are required for this Agreement. However, if such a consent will be need, Seller shall use its best efforts to obtain the consent or approval of any third party whose consent or approval may be required or advisable in connection with the consummation by Seller of the transactions contemplated by this Agreement.

        2.7 Further Assurances. At any time, and from time to time hereafter, Seller shall, upon Buyer’s written request and at Buyer’s expense, take any and all reasonable action and execute, acknowledge and deliver to Buyer any and all further instruments and assurances needed in Buyer’s reasonable discretion to fully vest in Buyer the Assigned Properties and Assigned Rights and to facilitate Buyer’s enjoyment, defense and enforcement thereof. Seller hereby irrevocably designates and appoints Buyer, and its duly authorized officers and agents, with full power of substitution, as Seller’s agents and attorneys-in-fact to act for and in behalf and instead of Seller, to take any and all actions, including proceedings at law, in equity or otherwise, to execute, acknowledge and deliver any and all instruments and assurances necessary or expedient in order to fully vest in Buyer the rights set forth in the Agreement or perfect the sale, transfer and assignment of the Assigned Properties, Assigned Rights, HD Boards, Equipment, Inventory Properties, the Seller License as defined in the Patent Purchase Agreement or to protect the same or to enforce any claim or right of any kind with respect thereto. This includes, but is not limited to any rights with respect to the Assigned Properties, Assigned Rights, HD Boards, Equipment and Inventory Properties that may have accrued in Seller’s favor from the date of creation of the Assigned Properties and Assigned Rights to the Effective Date. Seller hereby declares that the foregoing power is coupled with an interest and is irrevocable.

        2.8 Excluded Liabilities. Buyer shall not assume by virtue of this Agreement, and shall have no liability or obligation for any Liability of Seller or its predecessors (collectively, the “Excluded Liabilities”), including: (a) Liability of Seller in respect of taxes relating to the business or operations of Seller, the development, manufacturing, marketing or support of the Technology or the ownership of the Assigned Properties, Assigned Rights, Equipment, Inventory Properties prior to the Effective Date, and (b) Any Liability relating to, arising out of or resulting from any employment related matter, including under any agreement of Seller with any employee, contractor or former employee or under any employee benefit plan of the Seller or any obligation of Seller to pay bonuses or other consideration to current or former employees; (c) Liability arising out of violations of law or breach of contract or breach of duty prior to the Effective Date, and (d) Excluded Liabilities as defined in Section 2.4 of the Asset Purchase Agreement.

        2.9 Buyer Liabilities. Subject to the indemnity obligations in this Agreement, as of the Effective Date the Buyer shall assume Liability for the Assigned Properties, Assigned Rights, and Services including all warranties, technical support, maintenance, engineering services, product Liability, general Liability and professional Liability, Technology Sale and Service Agreements detailed in Exhibit J, and the assignable Withstanding Agreements detailed in Exhibit N. The Buyer shall fully comply with all applicable regulatory and standard professional requirements related to the performance of the Services hereunder. The Services will be provided at the sole expense of the Buyer and Buyer shall apply for, obtain and maintain any government licenses, permits or approvals necessary or appropriate for it to fulfill its obligations hereunder

        2.10 Except as provided otherwise in this Agreement, and in addition to the above, except for intentional misconduct and misrepresentations pursuant to section 3 hereafter, Seller shall not be liable to the Buyer or any third party for any losses, claims or damages including, indirect, special or consequential damages, and/or any damage or injury to business earnings, profits or goodwill suffered by any person or entity arising from or in connection with any use of (or inability to use) the Assigned Properties, Assigned Rights, Inventory Properties, HD Boards, Equipment and Seller License as defined in the Patent Purchase Agreement, or any part thereof and/or the Services. Except as provided otherwise in this Agreement, the Assigned Properties, Inventory Properties, HD Boards, Equipment and Assigned Rights are purchased on an AS IS basis without warranty of any kind, including in respect to the documentation, the functionality, the Technology, or any suitability thereof.

        2.11 Buyer shall not be responsible for any Liability to any person engaged by Seller or its agents who is entitled to any fee or commission as a finder or a broker in connection with this Agreement or the transactions contemplated hereby and Seller shall promptly reimburse Buyer for any costs and expenses relating to such Liability.

3. REPRESENTATIONS AND WARRANTIES

        (A) Seller hereby represents and warrants to Buyer that:

(i) Other then the Withstanding Agreements detailed in Exhibit N, Seller is the sole and exclusive owner of the entire right, title and interest in and to all tangible and intangible forms of the Assigned Properties, Assigned Rights, Equipment, HD Boards, and Inventory Properties and Seller warrants that it has all the rights to transfer to Buyer the Seller License as defined in the Patent Purchase Agreement.

(ii) Other then the Withstanding Agreements detailed in Exhibit N, no other person or entity has a right or a license to distribute, sublicense or sell Technology.

(iii) Other then the Withstanding Agreements detailed in Exhibit N, Buyer will receive, pursuant to this Agreement as of the Effective Date, sole and exclusive right, title and interest in and to all tangible and intangible property rights existing in the Assigned Rights, the Assigned Properties, Equipment, HD Boards, and Inventory Properties, all of which are free and clear of all Liens and other restrictions.

(iv) To Seller’s knowledge, the Assigned Properties and Assigned Rights do not infringe any right (including, without limitation, any Intellectual Property Rights) of any third party.

(v) To the best of Sellers’ knowledge, no claim of infringement or violation of the rights of any third party has been threatened or asserted with respect to any of the Assigned Properties, Assigned Rights, HD Boards, Equipment, or Inventory Properties, and, to the best of Seller’s knowledge, no such claim is pending against Seller.

(vi) To Seller’s knowledge, no claim has ever been asserted, and to the best of Seller’s knowledge, no claims are pending, challenging or questioning the validity or enforceability of any of the Intellectual Property Rights relating to any of the Assigned Properties.

(vii) The execution and delivery by Seller of this Agreement and the consummation of the contemplated transaction, will not conflict in any way with (a) any provision of Seller’s certificate of incorporation or bylaws, (b) any contract to which Seller is a party or is subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or its assets.

(viii) Other then the Withstanding Agreements detailed in Exhibit N, to Seller’s knowledge no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or any third party is required by, or with respect to, Seller in connection with the execution and delivery of this Agreement or the consummation of the contemplated transaction.

(ix) Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller has the corporate power to own the Assigned Properties, Assigned Rights, HD Boards, Equipment, Inventory Properties and to transfer the Seller License as defined under the Patent Purchase Agreement. Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation (if applicable) in each jurisdiction in which it owns the Assigned Properties and Assigned Rights. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the contemplated transaction. The execution and delivery of this Agreement and the consummation of the contemplated transaction have been duly authorized by all necessary corporate action on the part of Seller, and no further action is required on the part of Seller or any of its directors, officers, and stockholders. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(x) Seller has no tax liabilities of any kind whatsoever related to the Assigned Properties, Assigned Rights, HD Boards, Equipment and Inventory Properties.

(xi) Other then the Withstanding Agreements detailed in Exhibit N, to Seller’s knowledge, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party, related to or otherwise binding on the Assigned Properties, Assigned Rights, HD Boards, Equipment and Inventory Properties which has or may reasonably be expected to have the effect of prohibiting Buyer from or impairing Buyer’s ability to develop, manufacture, market, sell, license, support or utilize in any other way the Technology all withstanding the undertakings set forth in the PATENT PURCHASE AGREEMENT. Without limiting the generality of the foregoing and other then the Withstanding Agreements detailed in Exhibit N, Seller has not entered into any agreement under which Seller is restricted from selling, licensing or otherwise distributing any of the Assigned Properties to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

(xii) Other then the Withstanding Agreements detailed in Exhibit N, to Seller’s knowledge, Seller has not (i) transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Assigned Rights to any person, or (ii) permitted Seller’s rights in such Assigned Rights to lapse or enter the public domain.

(xiv) With respect to the tangible assets that are Assigned Properties, HD Boards, Equipment, and Inventory Properties, (a) Seller has good title to such tangible assets, free and clear of any encumbrances, and (b) such tangible assets are in good operating condition, free of any defects (except those resulting from normal wear and operation). Assigned Properties, Assigned Rights, HD Boards, Equipment and Inventory Properties, constitute at the Effective Date all of the material tangible assets and intangible rights held by Seller and used in the Media 100 business.

(xv) Seller has performed or is performing all obligations required to be performed by it under the contracts relating to Assigned Properties and is not in material breach or default thereunder.

(xvi) Seller hereby assigns, transfers and conveys to the Buyer, subject to the terms of the Agreement, and the Buyer hereby accepts and assumes all of the Seller’s rights, liabilities and obligations in and to the assignable Withstanding Agreements detailed in Exhibit N, Media 100 products and Services.

        (B) Buyer hereby represents and warrants to Seller that:

(i) The execution and delivery by Buyer of this Agreement and the consummation of the contemplated transaction, will not conflict in any way with (a) any provision of Buyer’s certificate of incorporation or bylaws, (b) any contract to which Buyer is a party or is subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its assets.

(ii) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or any third party is required by, or with respect to, Buyer in connection with the execution and delivery of this Agreement or the consummation of the contemplated transaction.

(iii) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the contemplated transaction. The execution and delivery of this Agreement and the consummation of the contemplated transaction have been duly authorized by all necessary corporate action on the part of Buyer, and no further action is required on the part of Buyer or any of its directors, officers, and stockholders. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the corporate power to purchase and future-own the Assigned Properties and Assigned Rights. Buyer has the corporate power to purchase and future-own the Assigned Properties Assigned Rights, HD Boards, Equipment and Inventory Properties and undertake the Services. Buyer is duly qualified or licensed to do business and is in good standing as a foreign corporation (if applicable) in each jurisdiction in which it will do business and/or future-own the Assigned Properties and Assigned Rights.

(iv) Except as provided otherwise in this Agreement, Buyer fully understand the rights, titles and interests relating to the Withstanding Agreements detailed in Exhibit N, the Assigned Properties, Assigned Rights, Licensed Rights and Services, and is purchasing all such rights, titles and interests on an AS IS basis.

(v) Buyer warrants that as of the Effective Date all Services as set forth in Section 7 will be the sole responsibility and will be fully paid by the Buyer to the extent Buyer’s responsibilities Other services resulting from other actions, agreements, undertakings, etc. taken and/or signed by Seller prior to the Effective Date shall be Buyer’s responsibility only to the extent it exceeds the Limited Indemnity Threshold.

(vi) Buyer represents and warrants that it, its representatives, successors and assigns, have sufficient experience and are qualified and capable of providing the Services and other obligations set forth herein based among other things on its resources, know-how and capabilities and the skill, experience and reputation of its management and staff.

(vii) Assumed Liabilities. Buyer hereby assumes and agrees under his sole responsibility to timely, diligently and fully satisfy, perform, pay and discharge:

1. Subject to indemnity obligations in this Agreement, all liabilities, Services and obligations of Seller, including those detailed under Section 7, for the Assigned Properties and Assigned Rights (including warranty returns) from distributors, resellers and end users for products, and all costs and responsibility for service, maintenance and warranty contracts set forth in Exhibit N.

2. Subject to indemnity obligations in this Agreement, any license agreements, if required, regarding components in the Media 100 products not fully owned by Seller. To the best of Seller’s knowledge no licenses are required other then the Diaquest Agreements as detailed in Exhibit N.

3. all liabilities and obligations of Seller under the assignable Withstanding Agreements detailed in Exhibit N, including royalty obligations.

4. CONFIDENTIAL INFORMATION

        4.1 Confidentiality. Seller shall treat as confidential all of the confidential information relating to the Assigned Properties and Assigned Rights (including without limitation Source Code). Without limiting the foregoing, Seller shall use at least the same degree of care which it uses to prevent the disclosure or improper or illegal use of confidential information of like importance, but in no event less than reasonable care. After the Effective Date, confidential information relating to the Assigned Properties, HD Boards, Equipment, Inventory Properties and Assigned Rights shall be deemed the confidential information of Buyer.

        4.2 Exceptions. The parties hereto shall have no obligation under Section 4.1 with respect to: (i) information that is in the public domain or enters the public domain through no fault of the receiving party of such information, (ii) information rightfully disclosed to the receiving party of such information by a third party without continuing restrictions on its use, or (iii) information known to the receiving party of such information prior to the activities and negotiations of the parties in anticipation of or preparation for this Agreement. The exception set forth in clause (iii) above shall not apply to information and data (in tangible or intangible form) known to Seller or in Seller’s possession on the Effective Date relating to or embodied in the Assigned Properties, HD Boards, Equipment, Inventory Properties and Assigned Rights, which shall be deemed Confidential Information disclosed to Seller by Buyer pursuant to this Agreement.

5. INDEMNIFICATION

(A)	Unlimited Indemnity. Seller shall defend, indemnify and hold Buyer and its officers, directors, employees, shareholders, and agents harmless from and against any and all claims, demands of any kind whatsoever, suits, losses, damages, liabilities, costs and expenses (including the cost of investigating any claim and reasonable attorneys’ fees and court costs) that arise out of or relate to (i) Seller’s breach of this Agreement (including, without limitation, a breach of any of Seller’s representations or warranties set forth in Section 3 above), (ii) any claim in respect of any Assigned Properties, Assigned Rights, HD Boards, Equipment, Inventory Properties or Licensed Rights, arising prior to the Effective Date, not including claims with regards to the Services, made by any predecessor entity to the Seller or any current or former creditor thereto or stockholder thereof; (iii) any Excluded Liabilities, (iv) Seller’s failure to deliver or cause to be delivered to Buyer any of the Assigned Properties; (v) any claim relating to Intellectual Property Rights or other rights relating to the Assigned Properties and Assigned Rights, HD Boards, Inventory Properties sold, licensed, or transferred to a third party by Seller prior to the Effective Date, not including claims with regards to the Services.

(B)	Limited Indemnity. Seller shall indemnify and hold Buyer and its officers, directors, employees, shareholders, agents, and affiliates harmless for the amount not exceeding Limited Indemnity Threshold from and against any and all claims, demands of any kind whatsoever, suits, losses, damages, liabilities, costs and expenses (including the cost of investigating any claim and reasonable attorneys’ fees and court costs) that arise out of or relate to (i) any assets, defaults, liabilities, encumbrances and claims described and listed in the Asset Purchase Agreement; (ii) Seller’s representations and commitments to its customers and distributors prior to the Effective Date, (iii) agreements with third parties executed prior to the Effective Date, except for agreements to provide Services; (iv) except for agreements to provide Services, distribution and use of the Technology prior to the Effective Date, and any representations related thereto; (v) except for Agreements to provide Services, any Liability to third parties relating to the Technology arising prior to the Effective Date, (vi) any assertion that any of the Assigned Properties, Assigned Rights, HD Boards, Inventory Properties or Licensed Rights infringe, misappropriate or violate any Intellectual Property Right of any third patty.

(C)	Buyer shall defend, indemnify and hold Seller and its officers, directors, employees, shareholders, and agents, harmless from and against any all claims, demands of any kind whatsoever, suits, losses, damages, liabilities, costs and expenses (including the costs of investigating any claim and reasonable attorneys’ fees and court costs) that arise out of or relate to Buyer’s breach of this Agreement (including without limitation, a breach of any of Buyer’s representations or warranties set forth in Section 3 above.)

6. DELIVERY, CUSTOMERS, CONSIDERATION, AUDIT

        6.1 Seller shall make available to Buyer as of the Closing and for a period of twenty one (21) days after the Closing, all tangible assets of the Assigned Properties (including all copies and databases, all inventories and all tools), Inventory Properties, Equipment in Seller’s possession or control.

        Buyer shall collect the above assets from Seller’s business address located at 260 Cedar Hill St. Marlboro MA 01752, during Seller’s regular business hours, and following prior coordination and notification to Seller of such visits.

Should Buyer not collect such tangible assets in the above time frame, Seller shall deliver such assets to Buyer and Buyer shall be responsible for reasonable such delivery costs.

        6.2 Purchase Price. In addition to other consideration set forth in this Agreement, Buyer agrees to pay Seller one US dollars ($1) for the Assigned Properties, Assigned Rights and Seller License as defined in the Patent Purchase Agreement, upon the signing of the Agreement.

        6.3 Purchase of Media 100 HD Boards. Buyer shall purchase from Seller 100 Media100 HD Boards for a price of three thousand six hundred and fifty US dollars ($3,650) for each such HD Board, provided that the boards are in working condition, not including shipping, according to an irrevocable purchase order to be provided to the Seller upon signing of this Agreement (the “Purchase Order”). Such HD Boards will be provided to Buyer upon availability but not later than December 30th, 2005. Payment for such Purchase Order will be made no later then December 30th, 2005. Such payment will be guaranteed by Letter of Credit provided to Seller upon signing of the Agreement. Media 100 HD Boards will be delivered to Buyer by way of shipment according to details in the Purchase Order.

Seller agrees to make its manufacturing facilities for Media 100 HD Board available to Buyer for a period of twenty four (24) months as of the Effective Date. If buyer will decide to place an order, such orders shall be for a minimum quantity of 100 HD Boards each and according to price and lead times mutually agreed upon.

Such Purchase Order shall grant Seller a limited, fully paid and royalty-free, for the time period required to manufacture HD Boards for Buyer, license to manufacture for Buyer only to the certain Assigned Properties, Assigned Right and Seller License as defined in the Patent Purchase Agreements, to the extent such rights can be conveyed by Buyer and are necessary for such manufacturing for Buyer only.

        6.4 Right of First Offer for Manufacturing and Sale. Should the Buyer be interested in buying HD Boards for the Media 100 business (“Media 100 Elements”), Buyer shall be obligated to offer such manufacturing and/or sale order first to the Seller:

6.4.1 Notice of Order. The Buyer shall send the Seller a written request detailing the the requested quantity and supply period of the HD Boards (hereinafter the “Notice of Order”).

6.4.2 Notice of Supply. The Seller may notify the Buyer in writing within 30 days of receipt of the Notice of Order, of his desire to supply such HD Boards, according to the price and terms detailed in such Notice of Supply (hereinafter: “Notice of Supply”).

6.4.3 Purchase Order. If Notice of Order is acceptable to Buyer, within seven (7) days after the receipt of the Notice of Supply, the Buyer may send a notice to the Seller (hereinafter: “Purchase Order”), which will indicate that the terms of the Notice of Supply have been approved and will again specify the number of HD Boards requested. Such Purchase Order shall be irrevocable.

6.4.4 Lack of response. If after a 30-day period from the receipt of the Notice of Supply by the Seller, or if the Buyer has received in writing from a third party a price offer according to the terms in the Notice of Order, that is less then the price offer in the Notice of Supply or otherwise provides other better terms than in the Notice of Supply, then the Buyer will be free during a period of 30 days from the receipt of the Notice of Supply, to order the HD Boards from such third party.

        6.5 Purchase of Equipment. Buyer agrees to pay Seller twenty thousand US dollars ($20,000) for the Equipment within thirty days of signing of the Agreement.

        6.6 Royalties. Buyer shall pay to Seller on a calendar quarterly basis, a royalty equal to five percent (5%) of GROSS REVENUES from any and all sales of Royalty Products (“Royalties”). The Royalties shall be paid until the earlier of: (i) such time as Seller has received an aggregate of two million US dollars ($2,000,000); or (ii) twenty four (24) months as of the Effective Date (whichever (i) or (ii) comes first), after which no Royalties will be due to Seller and all subsequent sales of Royalty Products shall be royalty-free. Royalties payable to Seller under this Agreement shall be paid to Seller within thirty (30) days of the end of each calendar quarter accompanied by a detailed report and statement describing the calculation of the Royalties. GROSS REVENUES shall not include sales-related taxes, reasonable charges for packing and shipping and purchase price of HD Boards purchased from Seller all as proved by customary receipts.

        6.7 Buyer shall permit an independent certified public accountant, and who has executed a standard confidential disclosure agreement with Buyer, upon commercially reasonable prior written notice of not less than 15 days and during Buyer’s regular business hours, audit and examine such of Buyer’s books, records and accounts, as may be reasonably necessary to verify compliance with Buyer’s royalty payment obligations (“Audit”). Audits shall be conducted so as not to unreasonably interfere with Buyer’s business activities and shall not be conducted more frequently than once per twelve (12) month period. Buyer will keep books of account and records at its principal place of business covering the transactions subject to royalty payments for a period of at least three (3) years from the dates of such transactions.

        6.8 For a period of two years after the Effective Date, Seller shall refer and forward to Buyer all customer and potential customer inquiries regarding the Technology received by the Seller, if any.

        6.9 If at any time within 12 months following the Effective Date, Buyer identifies any tangible asset of the Assigned Properties that was not delivered to Buyer, Seller shall, as soon as reasonably practicable after receipt of a written request from Buyer with respect thereto, deliver such undelivered tangible asset to Buyer to the extent it exists under Seller’s control. For avoidance of doubt it is made clear that such actions on the part of the Seller shall not be construed to as a breach of the Agreement.

7. SUPPORT AND MAINTENANCE SERVICES

        In consideration for the rights granted herein Buyer shall provide complete support warranty and maintenance services to the Clients to the extent the services conform to agreements in Exhibit J, all according to the terms set forth in this Section 7 (“Services”). Buyer’s Service obligations shall commence 7 days from Closing.

        (a) Buyer shall provide to the Clients Services at least at the same degree of care which it uses for its own clients, but in no event less than reasonable Services.

        (b) The Buyer shall fully comply with all applicable regulatory and standard professional requirements related to the performance of the Services. The Services will be provided, at no cost or expense to Seller and shall be the sole and complete responsibility of the Buyer.

        (c) Buyer shall apply for, obtain and maintain any government licenses, permits or approvals necessary or appropriate for it to fulfill its obligations hereunder.

        (d) Any customer payments received by Seller after the Effective Date in connection with the Services provided by Buyer shall belong to Buyer (“Service Payments”). Seller agrees to reimburse Buyer for Service Payments, if any, received by it after the Effective Date. For avoidance of doubt it is made clear that such reimbursement shall not include any payments already received by Seller prior to the Effective Date according to the Technology Agreements.

8. EMPLOYEES

        Buyer in its sole discretion may offer employment positions to any of those employees of the Seller (the “Offer”). Buyer has no obligation to offer employment to any Seller’s employees. With respect to Seller’s employees who are offered and accept employment with Buyer, all obligations of Seller to such Seller employees accrued through the last day of employment with Seller, including obligations for salaries, sales commissions, payroll taxes, fringe benefits and severance pay shall remain the obligations of Seller.

9. MISCELLANEOUS

        9.1 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Waivers must be in writing.

        9.2 Assignment. Subject to the full undertaking by assignee of all rights and obligation set forth herein, this Agreement and rights granted herein are freely transferable and assignable by both Parties. Notwithstanding the above, in the event of any assignment of this Agreement, assignor party shall remain liable to the other party for the indemnity set forth in Section 5 with respect to the acts, omissions, and events predating the date of such assignment.

        9.3 Headings. The headings contained in this Agreement are for reference only and shall not be used to construe or interpret any of the terms or provisions herein.

        9.4 Severability. If any part of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby and shall be enforced to the maximum extent permitted by applicable law and consistent with the intent of the parties. The parties shall use good faith to negotiate a substitute, valid, and enforceable provision which most nearly affects the parties’ intent in entering into this Agreement.

        9.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon, the parties hereto, together with their respective legal representatives, successors and assigns.

        9.6 Governing Law; Legal Actions. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Massachusetts without regard to conflicts of laws provisions thereof. The exclusive jurisdiction and venue of all actions relating to or arising out of this Agreement shall be the state and federal courts located in Boston, Massachusetts.

        9.7 Entire Agreement; Amendment. Each party acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement including all Exhibits hereto, is the complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified except by a written instrument duly executed by the parties hereto.

        9.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        9.9 Construction.

        (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

        (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

        (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

        (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

        910 Nothing in this Agreement shall be construed as a requirement of Buyer to use reasonable effort, best effort, or any other effort to promote, market, distribute, or sell Royalty Products or Assigned Assets. Buyer is not obligated to invest any money in marketing and advertising expenses in connection with Royalty Products or Assigned Assets.

        9.11 Notices. For purposes of all notices and other communications required or permitted to be given hereunder, the addresses of the parties hereto are indicated below and may be changed by a notice from one party to another. All such communications shall be in writing and shall be deemed to have been duly given if sent by facsimile, the receipt of which is confirmed by return facsimile, or if delivered personally with receipt acknowledged, or sent by first class registered or certified mail or equivalent, return receipt requested, or commercial carrier (e.g. Federal Express or UPS), addressed to the parties at their addresses respectively set forth below:

If to Seller:	Uzi Brayer
Optibase Ltd.
7 Shenkar St.,
Herzelia, Israel
Facsimile: +972-9-970-2222

with a copy to:
Amir Philips
Optibase, Inc.
1250 Space Park Way
Mountain View, CA 94043, US
Facsimile: +1-650-969-6388

If to Buyer:	Boris Yamnitsky/ BorisFX
381 Congress Street
Boston, MA 02210, US
INSERT FAX NUMBER

IN WITNESS WHEREOF, the parties hereunder have caused this Agreement to be executed and delivered as of the Effective Date.

ARTEL SOFTWARE, CORP.

By:

/s/ Boris Yamnitsky
Boris Yamnitsky
____________________
Name:

President
____________________
Title:

9/28/2005
____________________
Date:

OPTIBASE LTD.
By:

/s/ Uzi Breier
Uzi Breier
____________________
Name:

CEO
____________________
Title:

9/28/2005
____________________
Date:

OPTIBASE, INC.
By:

/s/ Amir Philips
Amir Philips
____________________
Name:

VP Finance
____________________
Title:

9/28/2005
____________________
Date: